UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

July 31, 2014

Date of Report (date of earliest event reported)

Cutera, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-50644	77-0492262
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3240 Bayshore Blvd.

Brisbane, California 94005

(Address of principal executive offices)

(415) 657-5500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)      On July 25, 2014, our Board of Directors, upon recommendation of its Compensation Committee and in consultation with our independent compensation consultant, Compensia, approved the following equity compensation awards for Kevin P. Connors, President and Chief Executive Officer, and for Ronald J. Santilli, Executive Vice President and Chief Financial Officer:

Name	Position	Restricted Stock Unit Awards – Shares (1)(2)	Performance Share Unit Awards Target Shares - (3)
Kevin P. Connors	President and Chief Executive Officer	40,000	40,000
Ronald J. Santilli	Executive Vice President and Chief Financial Officer	21,000	21,000

(1)

The Restricted Stock Unit (RSU) awards vest annually over a period of three years. Specifically, the awards vest on each anniversary of the vesting commencement date of June 1, 2014, subject to the recipient continuing to provide service to the Company.

(2)	The grant date fair value of each RSU award was $9.97 per unit.

(3)

The number of Performance Share Units, “PSUs”, awarded to the recipient will result in a varying number of shares of common stock that may be paid out on June 30, 2015 based on the achievement of three performance goals as set forth below and subject to the recipient continuing to provide service to the Company. The first performance goal is weighted 60% and the second and third performance goals are each weighted 20%. The PSU awards represent the aggregate number of shares that may be earned from achievement of three performance goals at targets that have been pre-determined by the Board.

Performance Goals are as follows:

(i)	Actual revenue achievement, compared to the target established by the Board, for the year ended June 30, 2015;
(ii)	Degree of improvement of the Company’s operating loss, compared to the target established by the Board, during the year ended June 30, 2015; and
(iii)	Date of actual commencement of commercial shipments of the Company’s enLIGHTen product, compared to the target established by the Board, during the year ended June 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CUTERA, INC.

Date: July 31, 2014	/s/ Kevin Connors
Kevin Connors
President and Chief Executive Officer